EXHIBIT 10 (e)

Summary Of Selected Index And Target Performance Levels For

Fiscal Year 2005 Grants To Certain Executive Officers Under The 1994

Shareholder Value Incentive Plan, As Amended

Pursuant to the Company’s Shareholder Value Incentive Plan (the “SVIP”), on September 21, 2004, the Compensation Committee selected the Standard & Poor’s 500 Index, among the six indices set forth in the SVIP, to rank the total shareholder return of the Company’s common stock for the three-year performance period beginning on October 1, 2004 and ending on September 30, 2007. Performance units were granted to Mrs. Bernick and Messrs. Bernick, Cernugel, Marino and Renzulli. Each performance unit has a payout value of $250 if the threshold performance level is attained, $1,000 if the target performance level is attained and $2,000 if the maximum performance level is attained. For such three-year performance period, the threshold, target and maximum performance levels are attained when the total shareholder return on the Company’s common stock meets or exceeds the total shareholder return of 40%, 60% and 80%, respectively, of the companies comprising the Standard & Poor’s 500 Index.